Exhibit 13

F I N A N C I A L   S T A T E M E N T S   A N D

S U P P L E M E N T A L   S C H E D U L E

U.S. Bank 401(k) Savings Plan

Years Ended December 31, 2021 and 2020

With Report of Independent Registered Public Accounting Firm

U.S. Bank 401(k) Savings Plan

Financial Statements and Supplemental Schedule

Years Ended December 31, 2021 and 2020

Report of Independent Registered Public Accounting Firm

To the Benefits Administration Committee of U.S. Bancorp and Participants of the U.S. Bank 401(k) Savings Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the U.S. Bank 401(k) Savings Plan (the Plan) as of December 31, 2021 and 2020, and the related statements of changes in net assets available for benefits for the years ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2021 and 2020, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Schedule Required by ERISA

The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2021 (referred to as the “supplemental schedule”), has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The information in the supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ernst & Young LLP

We have served as the Plan’s auditor since 2002.

Minneapolis, MN

June 29, 2022

U.S. Bank 401(k) Savings Plan

Statements of Net Assets Available for Benefits

	December 31,
	2021	2020
Assets
Investments at fair value	$9,027,318,384	$7,747,471,188
Investments at contract value	529,153,537	566,709,342

Total investments	9,556,471,921	8,314,180,530
Accrued income	7,893,694	8,003,731
Employer contribution receivable	198,065,778	192,111,543
Receivable for securities sold but not yet settled	1,136,535	2,288,087
Notes receivable from participants	107,248,545	104,187,060

Total assets	9,870,816,473	8,620,770,951

Liabilities
Accrued expenses	743,960	695,767
Payable for securities purchased but not yet settled	367,672	1,410,570

Total liabilities	1,111,632	2,106,337

Net assets available for benefits	$9,869,704,841	$8,618,664,614

See Notes to Financial Statements.

U.S. Bank 401(k) Savings Plan

Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31,
	2021	2020
Additions
Investment income:
Net appreciation in fair value of investments	$1,276,903,011	$707,414,242
Interest and dividend income	62,044,206	57,351,454

Total Investment income	1,338,947,217	764,765,696

Interest income on notes receivable from participants	5,231,235	5,706,265

Contributions:
Participants	513,758,175	467,862,133
Employer	198,065,778	192,111,543

Total Contributions	711,823,953	659,973,676

Total additions	2,056,002,405	1,430,445,637

Deductions
Distributions to participants	796,764,061	571,459,694
Administrative expenses	8,198,117	8,111,820

Total deductions	804,962,178	579,571,514

Net increase	1,251,040,227	850,874,123

Net assets available for benefits at beginning of year	8,618,664,614	7,767,790,491

Net assets available for benefits at end of year	$9,869,704,841	$8,618,664,614

See Notes to Financial Statements.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements

December 31, 2021

1. Description of the Plan

The following description of the U.S. Bank 401(k) Savings Plan (the “Plan”) provides only general information about the Plan’s provisions. Participants should refer to the Plan’s Summary Plan Description (the “SPD”) and plan prospectus for a more complete description of the Plan’s provisions. The SPD and plan prospectus can be reviewed by visiting www.usbank.com/benefitsandrewards.

Administration and Participation

The Plan is a defined contribution retirement plan covering substantially all employees of U.S. Bancorp (the “Company”, the “Plan Sponsor”, and the “Plan Administrator”) and its subsidiaries. Employees are eligible to participate in the Plan on their hire date so long as they are a regular, permanent, non-temporary employee, meeting specific and recognized eligibility requirements. Employees become eligible for the Company matching contribution, when meeting specific service requirements. Eligible employees are automatically enrolled in the Plan with a before-tax salary deferral of 2 percent of eligible compensation, unless the employee elects otherwise.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code (the “Code”).

The Plan is administered by the Company’s Benefits Administration Committee and has investment oversight by the Investment Committee.

Contributions

The Plan permits before-tax and after-tax (“Roth”) elective contributions up to a combined maximum of 75 percent of a participant’s eligible compensation, subject to the Internal Revenue Service (the “IRS”) limit. Participants age 50 and older whose elective contributions have reached the IRS limit are permitted under the Plan to make before-tax and Roth catch-up contributions up to the IRS catch-up limit. All participant contributions are deposited into the Plan bi-weekly.

The Company makes a matching contribution equal to 100 percent of each participant’s contribution up to 4 percent of their annual eligible compensation. A participant becomes eligible for an employer matching contribution on the first day of the month following completion of one full year of service in which the participant has been credited with working at least 1,000 hours. The employer matching contribution is deposited in the Plan annually and is initially invested in eligible participants’ accounts based on their future contribution investment election. Participants

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

can subsequently change how their matching contributions are invested at any time. The employer contribution receivable represents the Company’s matching contribution for 2021, which was deposited in the Plan in January 2022.

Participant Accounts

Each participant’s account is credited with applicable participant contributions, rollovers, employer contributions, and an allocation of the earnings (losses) of the investment funds in which the participant has elected to invest. Earnings (losses) allocations are based upon the participant account balance, as defined in the Plan document. In addition, applicable participant distributions and loans as well as an allocation of administrative expenses are charged to each participant’s account. Participants may invest their account balance in one or more of a variety of investment funds and are immediately 100 percent vested in their entire account balance.

Distributions to Participants

Upon separation from service with the Company due to death, disability, retirement, or termination, a participant having an account balance greater than $5,000, can elect to receive partial or lump sum payments. A participant whose vested account balance exceeds $1,000, but less than $5,000, and depending on age, will have the account rolled over to a qualified IRA, or will receive a lump sum payment. A participant whose vested account balance is $1,000 or less will receive an immediate lump-sum distribution equal to their vested account balance.

In-service withdrawals are available in certain limited circumstances, as defined by the Plan. Hardship withdrawals are allowed for participants incurring an immediate and heavy financial need, as defined by the Plan.

Participant Loans

The Plan contains provisions allowing participants to borrow from their accounts. The minimum loan is $1,000 and the maximum is the lesser of 50 percent of the participant’s account balance or $50,000 minus the participant’s highest outstanding loan balance during the past 12 months. Each loan is secured by the balance in the participant’s account and bears interest at 1 percent above the

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

1. Description of the Plan (continued)

prime interest rate at the date of issuance as determined monthly by the Plan Administrator. Principal and interest are repaid ratably through bi-weekly payroll deductions. Beginning January 1, 2018, participants may have no more than one outstanding loan at any time.

If a participant terminates employment with the Company, they may continue to make loan payments through a pre-authorized payment method. If the loan is not repaid, it will automatically be treated as a distribution to the participant after 90 days.

Plan Investments

The Plan offers a diversified selection of investments intended to satisfy ERISA requirements. Participants also have the option of investing in mutual funds in a self-directed brokerage account. The Plan includes an employee stock ownership plan (“ESOP”) fund. All participant and employer matching contributions credited to a participant’s account that are invested in qualifying employer securities are invested in the ESOP fund. The primary purpose of the ESOP fund is to benefit participants and beneficiaries by obtaining and retaining for them a position of equity ownership in the Company. Dividends paid on qualifying employer securities held in the ESOP are either reinvested in the ESOP or paid directly to the participant, per their election.

Plan Termination

Although it has not expressed any intention to do so, the Company has the right to suspend or terminate the Plan at any time by action of its Board of Directors subject to the provisions of ERISA. In the event of a termination of the Plan, all participant account balances remain fully vested and are eligible for distribution.

2. Significant Accounting Policies

Accounting Method

The financial statements of the Plan are prepared using the accrual method of accounting under accounting principles generally accepted in the United States.

Investment Valuation and Income Recognition

Investments held by a defined contribution retirement plan are required to be reported at fair value, except for fully benefit-responsive investment contracts. For the portion of the net assets available

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

2. Significant Accounting Policies (continued)

for benefits attributable to fully benefit-responsive investment contracts, contract value is the relevant measure because it is the amount participants normally would receive if they were to initiate permitted transactions under the terms of the Plan. See Note 3 for a discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. If a trade is open at the end of the year, a receivable for securities sold but not yet settled or a payable for securities purchased but not yet settled is reflected in the Statement of Net Assets Available for Benefits.

Dividends are recorded on the ex-dividend date.

Brokers’ commissions and other expenses incurred upon the purchase of corporate stock are included in the cost of the corporate stock. Brokers’ commissions and other expenses incurred upon the sale of corporate stock are reflected as a reduction in the proceeds from the sale.

The change in the difference between fair value and the cost of investments from the beginning to the end of the year is reflected in the Statement of Changes in Net Assets Available for Benefits as net appreciation or depreciation in fair value of investments. The net gain (loss) on sales of investments is the difference between the proceeds received and the average cost of investments sold and is also reflected in the Statement of Changes in Net Assets Available for Benefits in net appreciation or depreciation in fair value of investments.

Notes Receivable from Participants

Notes receivable from participants represent participant loans that are recorded at their unpaid principal balance plus any accrued but unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. If a participant ceases to make loan payments and the Plan Sponsor deems the loan to be a distribution, the participant loan balance is reduced and a benefit payment is recorded. Accordingly, no allowance for credit losses has been recorded as of December 31, 2021 or 2020.

Administrative Expenses

Recordkeeping, investment management, trust, consulting, audit, and other administrative fees are paid by the Plan and the Company, and recorded as administrative expenses as incurred. Participant accounts are allocated a portion of administrative expenses paid by the Plan.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

2. Significant Accounting Policies (continued)

Distributions to Participants

Benefit payments are recorded when paid.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements, accompanying notes and supplemental schedule. Actual results could differ from those estimates and assumptions.

Risks and Uncertainties

The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits.

3. Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value measurement reflects all of the assumptions that market participants would use in pricing the asset or liability, including assumptions about the risk inherent in a particular valuation technique, the effect of a restriction on the sale or use of an asset and the risk of nonperformance.

The Plan groups its assets measured at fair value into a three-level hierarchy for valuation techniques used to measure financial assets at fair value. This hierarchy is based on whether the valuation inputs are observable or unobservable. These levels are:

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

3. Fair Value Measurements (continued)

•

Level 1 – Quoted prices in active markets for identical assets. Level 1 includes mutual funds, corporate stocks and self-directed brokerage accounts, which have amounts invested in mutual funds that are Level 1.

•

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets. The Plan had no Level 2 investments during 2021 or 2020.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets. The Plan had no Level 3 investments during 2021 or 2020.

If the Plan were to change its valuation inputs for measuring financial assets at fair value, either due to changes in current market conditions or other factors, it may need to transfer those assets into or out of Level 3 of the hierarchy based on the new inputs used. During the years ended December 31, 2021 and 2020, there were no transfers of financial assets into or out of Level 3 of the hierarchy.

The following section is a description of the valuation techniques and inputs used by the Plan to measure each major class of assets at fair value. During 2021 and 2020, there were no changes to the valuation techniques used by the Plan to measure fair value. There were no unfunded commitments related to these investments for the years ended December 31, 2021 and 2020.

Mutual funds: Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-ended mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value (“NAV”) and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Corporate stocks: Valued at the last reported sales price of the year in the national security exchange in which the individual securities are traded.

Self-directed brokerage accounts: The investments in the accounts consist solely of mutual funds, which are valued at the daily closing price as reported by the fund. The mutual funds held in the accounts are open-ended mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily NAV and to transact at that price. The mutual funds held in the accounts are deemed to be actively traded.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

3. Fair Value Measurements (continued)

Collective investment funds: Valued using the NAV provided by the trustee of the fund. The NAV is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investment held by the fund less its liabilities.

As required by applicable authoritative accounting guidance, the level in the fair value hierarchy within which the fair value measurement of the asset in its entirety is classified is based on the lowest-level input that is significant to the fair value measurement.

The following table summarizes the Plan’s investment assets measured at fair value at December 31:

	Level 1	Total
2021
Mutual funds	$654,872,564	$654,872,564
Corporate stocks	970,140,136	970,140,136
Self-directed brokerage accounts	88,091,468	88,091,468

	$1,713,104,168	1,713,104,168
Plan investment assets not classified in fair value hierarchy (a):
Collective investment funds (b)		7,314,214,216

Total plan investment assets at fair value		$9,027,318,384

	Level 1	Total
2020
Mutual funds	$540,040,798	$540,040,798
Corporate stocks	892,345,929	892,345,929
Self-directed brokerage accounts	72,226,302	72,226,302

	$1,504,613,029	1,504,613,029
Plan investment assets not classified in fair value hierarchy (a):
Collective investment funds (b)		6,242,858,159

Total plan investment assets at fair value		$7,747,471,188

(a)

These investments are valued based on NAV per unit, as provided by the trustee of the fund as a practical expedient, and have not been classified in the fair value hierarchy. The fair value amounts are provided to reconcile to the Statement of Net Assets Available for Benefits.

(b)	There are currently no significant redemption restrictions on these investments.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

4. Stable Value Fund

The Plan offers a stable value investment option, the U.S. Bank Stable Value Fund (the “Fund”). The Fund invests in fully benefit-responsive investment contracts, including synthetic guaranteed investment contracts (“GICs”) and a separate account GIC issued by insurance companies which consists of insurance and wrapper contracts, and short-term investments.

These contracts meet the fully benefit-responsive investment contract criteria and, therefore, are reported at contract value. Contract value is the relevant measure for fully benefit-responsive investment contracts because this is the amount received by participants if they were to initiate permitted transactions under the terms of the Plan. Contract value represents contributions made under each contract, plus earnings, less participant withdrawals, and administrative expenses.

The following table disaggregates contract value between the types of investment contracts held by the Plan:

	December 31,
	2021	2020
Synthetic guaranteed investment contracts	$399,763,123	$428,023,374
Separate account guaranteed investment contract	129,390,414	138,685,968

Total	$529,153,537	$566,709,342

The synthetic GICs consist of two parts: an underlying investment owned directly by the Plan and a wrapper contract purchased from an insurance company. The wrapper contract guarantees full payment of principal and interest. The wrapper contract amortizes realized and unrealized gains and losses on the underlying fixed income investments, typically over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses.

The separate account GIC is an investment in a segregated account of assets maintained by an insurance company for the benefit of the investors. The total return of the segregated account assets supports the separate account GIC return.

The Plan’s ability to receive amounts due in accordance with the fully benefit-responsive investment contracts is dependent on the third-party issuers’ ability to meet their financial obligations. The issuers’ ability to meet its contractual obligations may be affected by future economic and regulatory developments.

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

4. Stable Value Fund (continued)

Certain events may limit the ability of the Plan to transact at contract value with the contract issuer. Examples of such events include the following:

•	Premature termination of the contracts by the Plan

•	Material amendments to the Plan’s documents or administration

•	Changes to the Plan’s competing investment options, including the elimination of equity wash provisions

•	Complete or partial termination of the Plan, including merger with another plan

•	The failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA

•	Bankruptcy of the Plan Sponsor or other Plan Sponsor event that causes a significant withdrawal from the Plan

•	Any change in law, regulation, ruling, administrative or judicial position, or accounting requirement applicable to the Plan

•	The delivery of any communication to the Plan’s participants designed to influence a participant not to invest in the investment option

At this time, the Plan Sponsor does not believe that the occurrence of any such market value event that would limit the Plan’s ability to transact at contract value with participants is probable.

In addition, certain events allow the issuers to terminate the contracts with the Plan and settle at an amount different from contract value. Those events may be different under each contract. Examples of such events include the following:

•	An uncured violation of the Plan’s investment guidelines

•	A breach of material obligation under the contract

•	A material misrepresentation

•	A material amendment to the agreements without the consent of the issuer

U.S. Bank 401(k) Savings Plan

Notes to Financial Statements (continued)

4. Stable Value Fund (continued)

The Fund owns units of the Wells Fargo/BlackRock Short-Term Investment Fund S, which serve as the Fund’s short-term liquidity vehicle.

5. Transactions with Parties in Interest

The Plan allows for transactions with certain parties who may perform services or have fiduciary responsibilities to the Plan. Parties in interest include the Company and U.S. Bank National Association (the “Trustee”). Transactions involving funds administered by the Trustee are considered party-in-interest transactions. These transactions are not considered prohibited transactions under 29 CFR 408(b) of the ERISA regulations.

The Plan invests in the common stock of the Company. At December 31, 2021 and 2020, the Plan held 17,143,050 and 19,055,749 shares, respectively, of U.S. Bancorp common stock. During the years ended December 31, 2021 and 2020, the Plan recorded dividend income from U.S. Bancorp common stock of $31,045,790 and $32,534,014, respectively.

The Plan also invests in a money market mutual fund of First American Funds, Inc., which is managed by the Company.

6. Tax Status

The Plan has received a determination letter from the IRS dated July 13, 2017, stating that the Plan is qualified under Section 401(a) of the Code and therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended. The Plan is required to operate in conformity with the Code to maintain its qualified status. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and therefore, believes the Plan, as amended, is qualified and the related trust is tax-exempt.

Accounting principles generally accepted in the United States require plan management to evaluate uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2021, there are no uncertain positions taken or expected to be taken. The Plan has recognized no interest or penalties related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Supplemental Schedule

U.S. Bank 401(k) Savings Plan

EIN #41-0255900                Plan #004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2021

Identity of Issuer, Borrower, Lessor, or Similar Party	Shares/ Units/ Par Value	Description of Investment, Including Maturity Date, Rate of Interest, Par, or Maturity Value	Current Value

Mutual funds
First American Funds, Inc. (1)	8,493,429 shares	Government Obligations Fund	$8,493,429
Vanguard	25,121,614 shares	Developed Markets Index Fund	646,379,135

Total mutual funds			654,872,564

Corporate stocks
Piper Jaffray Companies	40,418 shares	Common stock	7,215,017
U.S. Bancorp(1)	17,143,050 shares	Common stock	962,925,119

Total corporate stocks			970,140,136

Self-directed brokerage accounts			88,091,468

Collective investment funds
Vanguard	11,048,094 units	Institutional 500 Index Trust	2,161,669,938
Vanguard	4,693,322 units	Institutional Extended	821,378,294
Vanguard	3,167,868 units	Institutional Total Bond	371,020,755
Vanguard	1,307,380 units	Target Retirement Trust Select 2015	59,132,799
Vanguard	5,771,216 units	Target Retirement Trust Select 2020	280,827,375
Vanguard	11,997,526 units	Target Retirement Trust Select 2025	613,913,387
Vanguard	11,999,337 units	Target Retirement Trust Select 2030	636,564,828
Vanguard	11,048,738 units	Target Retirement Trust Select 2035	607,570,086
Vanguard	9,227,472 units	Target Retirement Trust Select 2040	524,489,499
Vanguard	8,903,082 units	Target Retirement Trust Select 2045	521,364,456
Vanguard	6,196,497 units	Target Retirement Trust Select 2050	364,044,192
Vanguard	3,183,562 units	Target Retirement Trust Select 2055	186,906,904
Vanguard	1,281,821 units	Target Retirement Trust Select 2060	75,345,447
Vanguard	646,887 units	Target Retirement Trust Select 2065	22,841,562
Vanguard	1,071,414 units	Target Retirement Income Trust	46,745,799
Wells Fargo Bank, N.A./BlackRock	20,658,154 units	Short-Term Investment Fund S(2)	20,398,895

Total collective investment funds			7,314,214,216

Synthetic GICs
Wells Fargo Bank, N.A.	10,840,973 units	Fixed Income Fund F(2)	168,463,305
Wells Fargo Bank, N.A.	16,323,006 units	Fixed Income Fund L(2)	237,641,746
American General Life Insurance Company		Wrapper contract number 1650008, 2.39%(2)	(2,100,068)
Prudential Life Insurance Company		Wrapper contract number GA-62309, 2.32%(2)	(2,054,384)
Voya Retirement Insurance and Annuity Co		Wrapper contract number 60305, 2.43%(2)	(2,187,476)

Total synthetic GICs			399,763,123

Separate account GIC
Metropolitan Life Insurance Company		Contract #032372, 2.44%(2)	129,390,414

Total Investments			9,556,471,921

Participant loans (1)		Principal loan amount, interest rates ranging from 3.25% to 10.50% with varied maturities from January 6, 2022 to January 2, 2037	107,248,545

Total Assets			$9,663,720,466

(1)	Denotes party-in-interest to the Plan.
(2)	Investment held by the U.S. Bank Stable Value Fund.